BT GLOBAL INVESTORS

                  Second Amended and Restated Establishment and
                 Designation of Series and Classes of Shares of
               Beneficial Interest (par value $0.00001 per share)
                          Dated as of November 8, 1995

         Pursuant to Section 6.9 of the Declaration of Trust, dated as of July 24, 1995 (the "Declaration of Trust"), of BT Global Investors (the "Trust"), the Trustees of the Trust hereby amend and restate the Establishment and Designation of Series and Classes of Shares of Beneficial Interest (par value $0.00001 per share), dated as of November 8, 1995, for the following purposes: (a) to change the names of Bond Index Fund, Equity 500 Equal Weighted Fund and International Equity Index Fund to "U.S. Bond Index Fund," "Equity 500 Equal Weighted Index Fund" and "EAFE Equity Index Fund," respectively; and (b) to designate a second class of Shares (as defined in the Declaration of Trust) of four of the Trust's series (each a "Fund" and collectively the "Funds"). These Funds are the Equity 500 Equal Weighted Index Fund, the U.S. Bond Index Fund, the EAFE Equity Index Fund, and the Small Cap Index Fund. The existing series of Shares of each of such four funds shall be now referred to as the "Advisor Class Shares." The second class of Shares of each of these four Funds shall be referred to as "Institutional Class Shares." Each of Advisor Class Shares and Institutional Class Shares is a "Class" and collectively are the "Classes.") The Funds and the Classes shall have the following special and relative rights:

     1.   The Funds and Classes shall be designated as follows:

               Capital Appreciation Fund
               Small Cap Fund
               Latin American Equity Fund
               Pacific Basin Equity Fund
               International Equity Fund
               Global High Yield Securities Fund
               Equity 500 Equal Weighted Index Fund - Advisor Class
               Shares Equity 500 Equal Weighted Index Fund - Institutional Class Shares
               U.S. Bond Index Fund - Advisor Class Shares
               U.S. Bond Index Fund - Institutional Class Shares
               EAFE Equity Index Fund - Advisor Class Shares
               EAFE Equity Index Fund - Institutional Class Shares
               Small Cap Index Fund - Advisor Class Shares
               Small Cap Index Fund - Institutional Class Shares

         2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other properties and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund (or Class thereof). Each Share of a Fund (or Class thereof) shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shares of the Fund (or Class thereof) shall be entitled to vote, shall represent a PRO RATA beneficial


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interest in the assets belonging to the Fund (or allocated to the Class thereof), and shall be entitled to receive its PRO RATA share of the net assets belonging to the Fund (or allocated to the Class thereof) upon liquidation of the Fund (or the Class thereof), all as provided in Section 6.9 of the Declaration of Trust. The proceeds of sales of Shares of a Fund (or Class thereof), together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund (or be allocated to the Class thereof), unless otherwise required by law.

         3. Shareholders of each Fund (or Class thereof) shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the Fund (or Class thereof) as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.

         4. The assets and liabilities of the Trust shall be allocated among the Funds (and Classes thereof) as set forth in Section 6.9 of the Declaration of Trust.

         5. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, to change the designation of any Fund (or Class thereof) now or hereafter created, or otherwise to change the special and relative rights of any Fund (or Class thereof).

         IN WITNESS WHEREOF, the undersigned have signed this instrument as of November 8, 1995.



                                        /S/ PHILIP W. COOLIDGE
                                        Philip W. Coolidge
                                        As Trustee and not Individually


                                        /S/ BRUCE E. LANGTON
                                        Bruce E. Langton
                                        As Trustee and not Individually



                                        /S/ MARTIN J. GRUBER
                                        Martin J. Gruber
                                        As Trustee and not Individually



/S/ RICHARD J. HERRING                  /S/ HARRY VAN BENSCHOTEN
Richard J. Herring                      Harry Van Benschoten
As Trustee and not Individually         As Trustee and not Individually


BT0434A